Earnings Release August 5, 2014
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2014. For the quarter, distributable cash flow was $43.5 million, up $7.4 million, or 21% compared to the second quarter of 2013. HEP announced its 39th consecutive distribution increase on July 24, 2014, raising the quarterly distribution from $0.5075 to $0.515 per unit, representing a 6% increase over the distribution for the second quarter of 2013.
Net income attributable to Holly Energy Partners for the second quarter was $23.0 million ($0.25 per basic and diluted limited partner unit) compared to $20.2 million ($0.23 per basic and diluted limited partner unit) for the second quarter of 2013. The increase in earnings is primarily due to decreased interest expense incurred on our 8.25% Senior Notes retired in March 2014, which was partially offset by lower pipeline shipments due to a major maintenance turnaround at Alon's Big Spring refinery.
Commenting on the second quarter of 2014, Mike Jennings, Chief Executive Officer, stated, “We are pleased our financial results for the second quarter of 2014 allowed us to continue our record of raising our quarterly distribution.
"We expect the previously announced expansion of our New Mexico crude gathering system to be in full service by September, and we are already seeing increased volumes from new segments now in operation. Additionally, we continue to pursue potential new growth opportunities that leverage our capabilities and HFC’s refining footprint.
“As we look forward, we believe HEP is well positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
Second Quarter 2014 Revenue Highlights
Revenues for the quarter were $75.0 million, a $0.3 million decrease compared to the second quarter of 2013 due to the effect of lower pipeline volumes offset by higher terminal volumes. Major maintenance performed at Alon's Big Spring refinery affected revenue and resulted in overall pipeline volumes being down 5% compared to the three months ended June 30, 2013.

•
Revenues from our refined product pipelines were $25.0 million, a decrease of $1.8 million compared to the second quarter of 2013 primarily due to decreased volumes. Shipments averaged 163.2 mbpd compared to 186.6 mbpd for the second quarter of 2013.

•
Revenues from our intermediate pipelines were $6.7 million, a decrease of $0.6 million, on shipments averaging 143.4 mbpd compared to 142.4 mbpd for the second quarter of 2013. Revenues decreased mainly due to a $0.5 million decrease in deferred revenue recognized.

•
Revenues from our crude pipelines were $13.0 million, an increase of $0.8 million, on shipments averaging 178.6 mbpd compared to 184.3 mbpd for the second quarter of 2013. Although crude pipeline shipments were down, revenues from our crude pipelines increased due to annual tariff increases, increased volumes on certain pipeline segments and minimum quarterly revenue billings on segments where volumes decreased.

•
Revenues from terminal, tankage and loading rack fees were $30.3 million, an increase of $1.2 million compared to the second quarter of 2013. Refined products terminalled in our facilities averaged 325.8 mbpd compared to 333.9 mbpd, for the second quarter of 2013. Although volumes were down at the loading rack facilities, revenue increased due to annual fee increases, higher tank cost reimbursement receipts from HFC and minimum quarterly revenue billings at facilities where volumes decreased.

Revenues for the three months ended June 30, 2014, include the recognition of $0.2 million of prior shortfalls billed to shippers in 2013, as they did not meet their minimum volume commitments within the contractual make-up period. As of June 30, 2014, shortfall deferred revenue in our consolidated balance sheet was $9.7 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2014
Revenues for six months ended June 30, 2014, were $162.0 million, a $12.4 million increase compared to the first six months of 2013. This is due principally to increased pipeline shipments in the first quarter, the effect of annual tariff increases, and a $2.2 million increase in deferred revenue realized. Overall pipeline volumes were up 6.7% for the six months ended June 30, 2014, as compared to the six months ended June 30, 2013.

•
Revenues from our refined product pipelines were $60.8 million, an increase of $6.9 million compared to the six months ended June 30, 2013, primarily due to increased volumes and due to the effects of a $2.0 million increase in deferred revenue realized. Shipments averaged 176.3 mbpd compared to 167.0 mbpd for the six months ended June 30, 2013.

•
Revenues from our intermediate pipelines were $14.6 million, an increase of $1.1 million, on shipments averaging 141.0 mbpd compared to 131.7 mbpd for the six months ended June 30, 2013. Overall intermediate pipeline shipments were up and revenues also increased partially due to a $0.2 million increase in deferred revenue realized.

•	Revenues from our crude pipelines were $25.7 million, an increase of $1.9 million, on shipments averaging 177.8 mbpd compared to 165.2 mbpd for the six months ended June 30, 2013.

•
Revenues from terminal, tankage and loading rack fees were $61.0 million, an increase of $2.5 million compared to the six months ended June 30, 2013. This increase is due principally to increased tankage revenues. Refined products terminalled in our facilities averaged 333.0 mbpd compared to 324.8 mbpd for the six months ended June 30, 2013.

Revenues for the six months ended June 30, 2014, include the recognition of $9.5 million of prior shortfalls billed to shippers in 2013, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $43.0 million and $84.5 million for the three and six months ended June 30, 2014, representing an increase of $0.2 million from the three months ended June 30, 2013, and a decrease of $1.5 million over the six months ended June 30, 2013. The decrease is due to the timing of maintenance services offset by higher depreciation expense. General and administrative costs for the three and six months ended June 30, 2014, decreased by $0.6 million and $0.7 million, respectively, compared to the three and six months ended June 30, 2013, due to decreased employee costs and professional fees.
Interest expense was $8.3 million and $18.8 million for the three and six months ended June 30, 2014, representing decreases of $3.3 million and $5.3 million over the same periods of 2013. The decreases are due principally to amortization of costs related to a terminated cash flow hedge that became fully amortized in February 2013 as well as decreased interest expense incurred on our 8.25% Senior Notes retired in March

2014. Also, we recognized a loss of $7.7 million on the early extinguishment of $150 million of outstanding principal under our 8.25% Senior Notes during the first quarter.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1038355.
An audio archive of this webcast will be available using the above noted link through August 19, 2014.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2014.

	Three Months Ended June 30,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$17,536	$16,952	$584
Affiliates – intermediate pipelines	6,683	7,291	(608)
Affiliates – crude pipelines	13,032	12,187	845
	37,251	36,430	821
Third parties – refined product pipelines	7,480	9,823	(2,343)
	44,731	46,253	(1,522)
Terminals, tanks and loading racks:
Affiliates	27,229	26,757	472
Third parties	3,038	2,275	763
	30,267	29,032	1,235
Total revenues	74,998	75,285	(287)
Operating costs and expenses:
Operations	24,567	24,538	29
Depreciation and amortization	15,882	15,127	755
General and administrative	2,516	3,100	(584)
	42,965	42,765	200
Operating income	32,033	32,520	(487)

Equity in earnings of SLC Pipeline	748	746	2
Interest expense, including amortization	(8,329)	(11,629)	3,300
Interest income	—	4	(4)
Loss on early extinguishment of debt	—	—	—
Gain on sale of assets	—	—	—
Other	26	—	26
	(7,555)	(10,879)	3,324
Income before income taxes	24,478	21,641	2,837
State income tax expense	(28)	(344)	316
Net income	24,450	21,297	3,153
Allocation of net income attributable to noncontrolling interests	(1,416)	(1,130)	(286)
Net income attributable to Holly Energy Partners	23,034	20,167	2,867
General partner interest in net income, including incentive distributions(1)	(8,393)	(6,680)	(1,713)
Limited partners’ interest in net income	$14,641	$13,487	$1,154
Limited partners’ earnings per unit – basic and diluted:(1)	$0.25	$0.23	$0.02
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$47,273	$47,263	$10
Distributable cash flow(3)	$43,495	$36,065	$7,430

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,328	119,519	(191)
Affiliates – intermediate pipelines	143,396	142,406	990
Affiliates – crude pipelines	178,564	184,267	(5,703)
	441,288	446,192	(4,904)
Third parties – refined product pipelines	43,858	67,044	(23,186)
	485,146	513,236	(28,090)
Terminals and loading racks:
Affiliates	269,260	274,040	(4,780)
Third parties	56,563	59,810	(3,247)
	325,823	333,850	(8,027)
Total for pipelines and terminal assets (bpd)	810,969	847,086	(36,117)

	Six Months Ended June 30,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues:
Pipelines:
Affiliates—refined product pipelines	$41,709	$33,723	$7,986
Affiliates—intermediate pipelines	14,594	13,463	1,131
Affiliates—crude pipelines	25,650	23,765	1,885
	81,953	70,951	11,002
Third parties—refined product pipelines	19,098	20,166	(1,068)
	101,051	91,117	9,934
Terminals, tanks and loading racks:
Affiliates	54,359	53,748	611
Third parties	6,592	4,718	1,874
	60,951	58,466	2,485
Total revenues	162,002	149,583	12,419
Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	47,379	50,403	(3,024)
Depreciation and amortization	31,470	29,281	2,189
General and administrative	5,667	6,332	(665)
	84,516	86,016	(1,500)
Operating income	77,486	63,567	13,919
Other income (expense):
Equity in earnings of SLC Pipeline	1,270	1,403	(133)
Interest expense, including amortization	(18,783)	(24,113)	5,330
Interest income	3	107	(104)
Loss on early extinguishment of debt	(7,677)	—	(7,677)
Gain on sale of assets	—	2,022	(2,022)
Other	34	—	34
	(25,153)	(20,581)	(4,572)
Income before income taxes	52,333	42,986	9,347
State income tax	(103)	(400)	297
Net income	52,230	42,586	9,644
Allocation of net income attributable to noncontrolling interests	(5,053)	(4,020)	(1,033)
Net income attributable to Holly Energy Partners	47,177	38,566	8,611
General partner interest in net income, including incentive distributions (1)	(16,394)	(12,910)	(3,484)
Limited partners’ interest in net income	$30,783	$25,656	$5,127
Limited partners’ earnings per unit—basic and diluted (1)	$0.52	$0.44	$0.08
Weighted average limited partners’ units outstanding	58,657	57,828	829
EBITDA (2)	$105,207	$92,253	$12,954
Distributable cash flow (3)	$85,303	$68,450	$16,853

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	121,239	106,904	14,335
Affiliates—intermediate pipelines	141,015	131,651	9,364
Affiliates—crude pipelines	177,763	165,203	12,560
	440,017	403,758	36,259
Third parties—refined product pipelines	55,014	60,054	(5,040)
	495,031	463,812	31,219
Terminals and loading racks:
Affiliates	265,966	267,179	(1,213)
Third parties	67,075	57,647	9,428
	333,041	324,826	8,215
Total for pipelines and terminal assets (bpd)	828,072	788,638	39,434

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $8.1 million and $6.4 million for the three months ended June 30, 2014 and 2013, respectively, and $15.8 million and $12.4 million for the six months ended June 30, 2014 and 2013, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$23,034	$20,167	$47,177	$38,566
Add (subtract):
Interest expense	7,893	11,096	17,836	22,201
Interest Income	—	(4)	(3)	(107)
Amortization of discount and deferred debt charges	436	533	947	1,063
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
State income tax	28	344	103	400
Depreciation and amortization	15,882	15,127	31,470	29,281
EBITDA	$47,273	$47,263	$105,207	$92,253

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$23,034	$20,167	$47,177	$38,566
Add (subtract):
Depreciation and amortization	15,882	15,127	31,470	29,281
Amortization of discount and deferred debt charges	436	533	947	1,063
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
Increase (decrease) in deferred revenue attributable to shortfall billings	4,760	1,375	(1,138)	152
Maintenance capital expenditures*	(842)	(2,176)	(1,691)	(4,512)
Billed crude revenue settlement	—	—	—	918
Other non-cash adjustments	225	1,039	861	2,133
Distributable cash flow	$43,495	$36,065	$85,303	$68,450

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2014	2013
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$6,066	$6,352
Working capital (deficit)	$(62)	$(6,604)
Total assets	$1,384,744	$1,382,508
Long-term debt	$839,253	$807,630
Partners' equity(4)	$341,646	$369,446

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511